EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedules of Alexander’s, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the sale of Kings Plaza Regional Shopping Center and presentation of comprehensive income), and the effectiveness of Alexander’s, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander’s, Inc. for the year ended December 31, 2012:

•      Registration Statement No. 333-151721 on Form S-8

•      Registration Statement No. 333-180630 on Form S-3

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 26, 2013